Ex. 99.1

New Plan Excel Realty Trust, Inc.

1120 Avenue of the Americas • New York, NY 10036 ( (212) 869-3000 ( Fax (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:	Stacy Lipschitz
Vice President — Corporate Communications
New Plan Excel Realty Trust, Inc.
212-869-3000 EXT. 3359

NEW PLAN EXCEL REALTY TRUST CLOSES ACQUISITION OF 92 SHOPPING CENTERS

NEW YORK, March 1, 2002 — New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced that it has closed on its previously announced acquisition of 92 community and neighborhood shopping centers from CenterAmerica Property Trust, L.P., a private company majority owned by Morgan Stanley Real Estate Fund II. Salomon Smith Barney advised New Plan Excel Realty Trust in the transaction, and Morgan Stanley advised CenterAmerica Property Trust, L.P.

The aggregate purchase price for the acquisition was approximately $654 million, consisting of approximately $365 million in cash and the assumption of approximately $289 million of outstanding indebtedness. The cash component of the acquisition was financed with the proceeds of a public equity offering of 6,900,000 of the Company’s common shares, which was completed on January 29, 2002 and raised net proceeds of approximately $120.7 million, and with borrowings under the Company’s existing credit facilities and an interim term facility. Concurrent with closing the acquisition, the Company entered into a new $125 million senior unsecured term loan facility with Fleet National Bank. The new facility bears interest, at the Company’s option, at either LIBOR plus a spread based upon the Company’s credit ratings, which spread currently would be 90 basis points, or at the higher of Fleet National Bank’s prime rate (plus 25 basis points in specified circumstances) or 50 basis points above the federal funds rate. The facility matures on February 28, 2003.

The Company also announced the appointment of Scott MacDonald as Chief Operating Officer and President of the Company. Mr. MacDonald was previously the Chief Executive Officer and President of CenterAmerica Property Trust, L.P.

New Plan Excel Realty Trust, Inc. is one of the nation’s largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers. The Company operates as a self-administered and self-managed REIT, with a national portfolio of 362 properties and total assets of approximately $3.3 billion. Its properties are strategically located across 33 states and include 305 community and neighborhood shopping centers, primarily high-quality supermarket or name-brand discount chain anchored, with approximately 42 million square feet of gross leasable area, and 57 related retail real estate assets, with approximately 6 million square feet of gross leasable area. For additional information, please visit www.newplanexcel.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, transactions or achievements of the Company to differ materially from historical results or from any results, transactions or achievements expressed or implied by such forward-looking statements, including without limitation: national and local economic conditions; the ability of tenants to pay rent and the effect of bankruptcy laws; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that proposed acquisitions are not consummated, developments and redevelopments are not completed on time or on budget and strategies and actions that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 which discuss these and other factors that could adversely affect the Company’s results.

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